Exhibit 23.2
Consent of Independent Auditor
We consent to the use in this Registration Statement on Form S-4 of our report dated August 31, 2011, relating to our audits of the financial statements of Austin Pathology Associates, P.A. and Subsidiary and our report dated June 18, 2010, relating to our audits of the financial statements of Pathology Solutions, LLC, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Independent Registered Public Accountants” in such Prospectus.

/s/ McGladrey & Pullen, LLP
Ft. Lauderdale, Florida
September 12, 2011